Exhibit 10.10

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”), dated as of June 4, 2004, is entered into by and between First NLC Financial Services, Inc., a Delaware corporation (the “Company”), and Neal S. Henschel (the “Individual”).

WHEREAS, the Individual has been serving as an employee in the capacity of Chief Executive Officer of NLC Financial Services, LLC (“NLC LLC”) since its inception;

WHEREAS, NLC LLC proposes to merge with and into its wholly owned subsidiary, the Company (the “Merger”), with the Company continuing as the surviving corporation following the Merger; and

WHEREAS, in connection with the Merger, the Company and the Individual wish to enter into this Agreement, pursuant to which the Individual will commence to serve as an employee of the Company and will continue to provide services to the Company before and after the Merger as set forth below, and the Individual desires to provide such services to the Company as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term. Except as otherwise provided in Section 5 hereof:

(a) this Agreement shall commence on the date and at the effective time of the Merger (the “Effective Date”), and shall continue until the second annual anniversary of the Effective Date (such period is referred to as the “Initial Employment Term”);

(b) beginning on the Effective Date and on each successive day thereafter, the Initial Employment Term shall extend for one day, such that the remaining term of the Individual’s employment under this Agreement, as so extended, shall be two (2) years (any period by which the term of the Individual’s employment under this Agreement shall have been extended hereunder beyond the Initial Employment Term shall be referred to as the “Extension Employment Term” and the Extension Employment Term shall be referred to together with the Initial Employment Term as the “Employment Term”); provided, however, that the Individual may elect, at any time prior to receiving notice of termination of this Agreement by the Company, to terminate the Employment Term and commence the Consulting Term upon ninety (90) days’ prior written notice, such Consulting Term to commence on the ninetieth (90th) day following such notice; provided further, that notwithstanding the foregoing, either party hereto may provide the other party with thirty (30) days’ prior written notice of his or its desire not to renew the Term of this Agreement (as defined below), whereupon additional days shall thereafter no longer be added to the Extension Employment Term (which shall then expire two (2) years after the thirtieth (30th) day following such notice);

(c) unless earlier commenced pursuant to the first proviso in Section 1(b) above or earlier terminated pursuant to the second proviso in Section 1(b) above, for a period commencing on the day following the last day of the Employment Term and ending on the second annual anniversary of the day of such commencement (such two-year period, the “Consulting Term”) the Company agrees to engage the Individual as a consultant to the Company (the Consulting Term and the Employment Term are referred to together as the “Term”); and

(d) notwithstanding the foregoing, if the Effective Date has not occurred on or before the sixtieth (60th) day after the date first written above, then this Agreement shall from and after such sixtieth (60th) day after the date written above be null and void ab initio and of no force or effect whatsoever.

2. Positions and Duties.

(a) During the Employment Term, the Individual shall be employed as Chief Executive officer of the Company. The Individual shall have the authority and power to perform and shall perform all duties in connection with the business of the Company consistent with the directives of the board of directors of the Company (the “Board of Directors”). Without limiting the generality of the foregoing, the Individual shall undertake his duties in a manner consistent with the best interests of the Company and shall perform his duties to the best of his ability based upon his experience and consistent with past practice as the Chief Executive Officer of NLC LLC. The Individual shall perform all duties, services and responsibilities in accordance with the reasonable guidelines, policies and procedures established by the Board of Directors from time to time. The Individual shall not engage in any other business activities unless agreed to by the Board of Directors.

(b) During the Consulting Term, the Company shall engage the Individual as a consultant. As a consultant, the Individual will provide twenty (20) hours per week of advice and assistance to the Company with respect to those matters determined, from time to time, by the Company’s Board of Directors, including, without limitation, expertise and relationships in the wholesale and retail residential mortgage lending markets and in the sale of mortgage loans originated in such markets (“Consulting Services”). The Individual agrees to devote such time, attention and efforts as may be necessary to perform the Consulting Services and fulfill his obligations as a consultant. Notwithstanding the foregoing, the Individual shall be free to perform other consulting and related services for other entities so long as such services do not violate or result in the breach of this Agreement, including, without limitation, Section 6 hereof. During the Consulting Term, the Company may grant limited permission in writing, from time to time, allowing the Individual to act as agent, on behalf of the Company, for purposes of negotiating or resolving specific issues with other parties. Although the Individual may be permitted to act in a limited fashion as agent on behalf of the Company for the purposes referenced above, the Company reserves the sole right to accept or reject any agreements reached on the Company’s behalf by the Individual as a consultant. Except as expressly provided in the two immediately preceding sentences, during the Consulting Term the Individual: (i) will be and shall remain an independent contractor with respect to Consulting Services performed pursuant to this Agreement; (ii) shall not be considered to be an employee or agent of the Company for any purpose; and (iii) shall have no authority to bind or make commitments on behalf of the Company for any purpose and shall not hold himself out as having such authority.

3. Compensation.

(a) The Individual’s salary for the Employment Term (the “Salary”) shall be established by the Compensation Committee of the Board of Directors, but in no event less than Five Hundred Fifty Thousand Dollars ($550,000) per year. In the sole discretion of the Compensation Committee, the Company may increase (but may not thereafter decrease) the Individual’s Salary at any time during the Employment Term. The Individual’s Salary shall be payable in periodic installments in accordance with the Company’s ordinary and customary practices and shall be prorated for any period of less than a year during the Employment Term. In addition, the Individual shall be eligible to participate during the Employment Term in such bonus plan or arrangement as may be determined by the Compensation Committee.

(b) The Individual’s compensation for the Consulting Term (“Consultant Compensation”) shall be an amount per year equal to one-half of the Individual’s Salary as of the date of the expiration of the Employment Term. Consultant Compensation shall be paid in such periodic installments as the Individual and the Company may agree, but in no event less frequently than the same periodic payment schedule applicable to the Individual’s Salary as of the date of the expiration of the Employment Term. The amount of Consultant Compensation shall be prorated for any period of less than a year during the Consulting Term.

4. Benefits and Expenses.

(a) During the Employment Term, the Company will provide benefits to the Individual no less favorable than those benefits made available to him in his current position, including an automobile allowance of not less than One Thousand Two Hundred Fifty ($1,250) per month, and health, dental, life and disability insurance, and in any event no less favorable than those benefits made generally available to other executive officers of the Company. During the Consulting Term, the Individual may, to the extent that the Company determines to be consistent with the Individual’s status as a consultant, participate in the Individual’s sole discretion and at the Individual’s sole cost and expense in such benefit programs as are no less favorable than those benefits made generally available to other executive officers of the Company.

(b) During the Term, the Individual shall be reimbursed for all reasonable and necessary expenses incurred in connection with the business of the Company, upon the submission of appropriate documentation thereto. Such reimbursement shall be payable in accordance with Company policies. Individual shall keep accounts and complete books and records with respect to reimbursement of expenses under this Section 4. Upon reasonable request by the Company or the Board of Directors, (i) Individual shall provide to the Company or the Board of Directors all receipts, invoices and other items relating to reimbursement of expenses under this Section 4 and (ii) the Company or the Board of Directors shall have the right to inspect or audit (at the expense of the Company) such records.

(c) During the Employment Term, the Individual shall be entitled to twenty-five (25) paid vacation days per annum, prorated for any period of less than a year during the Employment Term; provided, however, that any such vacation shall not materially interfere with the performance of the Individual’s duties hereunder.

5. Continuation, Termination, Death and Disability.

(a) The Term may be extended beyond the initial period set forth in Section 1 hereof as mutually agreed upon by the Company and the Individual.

(b) The Company may terminate this Agreement and the Individual’s services hereunder at any time for “Cause,” which shall mean:

(i) the conviction of the Individual for, or the pleading by the Individual of guilty to, fraud or embezzlement;

(ii) a material breach by the Individual of Section 6 of this Agreement;

(iii) the conviction of the Individual of, or the pleading by the Individual of guilty to, (A) any felony or (B) any crime involving moral turpitude on his part which the Board of Directors determines would have an adverse effect on (x) the reputation of the Company, any of its subsidiaries or any of its affiliates, including entities that are acquired by the Company, its subsidiaries or any of its affiliates in which the Individual has a direct or indirect ownership interest (collectively, the “Group”) or its relationships with suppliers, customers, employees or others, (y) the Individuals’s ability to effectively perform his duties in accordance with this Agreement or (z) the business, operations or financial condition of the Group; and/or

(iv) a material failure by the Individual to reasonably discharge his duties, responsibilities and obligations under this Agreement after the Individual shall have been notified of such failure and shall have had 30 days from receipt of such notice to cure such failure.

In the event of the termination during the Term by the Company of the Individual’s services hereunder for Cause, the Individual shall be entitled to receive his Salary or Consultant Compensation, as applicable, accrued, but unpaid, and unreimbursed expenses, through the date of termination.

(c) In the event of the death of the Individual during the Term, the Individual’s services shall terminate as of the date of death and the Individual’s estate shall be entitled to receive all Salary or Consultant Compensation, as applicable, accrued, but unpaid, accrued but unpaid bonuses, if any, and unreimbursed expenses, through the date of death.

(d) In the event of a Disability (as hereinafter defined) of the Individual during the Term, the Individual’s services shall terminate as of the date of notice from the Company to the Individual terminating his services due to the Disability. In addition to any benefits to which the Individual shall become entitled under the Company’s benefit plans, the Individual shall be entitled to receive his Salary or Consultant Compensation, as applicable, accrued, but unpaid, accrued but unpaid bonuses, if any, and unreimbursed expenses, through the date of Disability. For purposes of this Agreement, “Disability” shall mean the Individual’s inability, because of physical or mental illness or incapacity or otherwise, to perform his duties under this Agreement for a period of 180 days or more in any period of 360 days as determined by the Board of Directors.

(e) If during the Employment Term (i) the Company terminates the Individual’s employment hereunder other than for Cause, the Individual’s death or Disability, or (ii) the Individual terminates his employment hereunder for “Good Reason” (as defined below) following a “Change of Control” (as defined below), then (x) such termination shall be as of the date of the notice from the Company to the Individual or the Individual to the Company, as applicable, terminating his services (the “Termination Date”), (y) the Individual shall be entitled to receive all Salary accrued but unpaid as of the Termination Date, all accrued but unpaid bonuses, if any, as of the Termination Date, and all unreimbursed expenses through the Termination Date, and (z) the Individual shall be entitled to receive, in a single lump sum paid within 10 days after the Termination Date, a severance payment in an amount equal to the greater of (aa) the Salary that would have been payable to the Individual for the remainder of the Initial Employment Term or the then current Extension Employment Term, as applicable, following the Termination Date or (bb) the Salary in effect on the Termination Date multiplied by two (2). For purposes of this Agreement: (1) “Good Reason” shall mean (A) a permanent and material demotion or reduction in the duties or responsibilities of the Individual’s position or a permanent, material and adverse change in the Individual’s office space or secretarial assistance, in either case from those in effect on the day immediately preceding the Change of Control, or (B) a material reduction in the Individual’s aggregate compensation and benefits from those in effect on the day immediately preceding the Change of Control, or (C) a relocation of the Individual’s principal office location to a place more than 10 miles away from the Company’s office on the date of this Agreement; and (2) “Change of Control” shall mean the occurrence of any of the following events: (A) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or an employee benefit plan of the Company, or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Securities”); (B) a reorganization, merger, consolidation or recapitalization of the Company (a “Business Combination”), other than a Business Combination in which more than 50% of the combined voting power of the outstanding securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to the Business Combination, were the holders of the Voting Securities; (C) a complete liquidation or dissolution of the Company, or a sale of all or substantially all of the Company’s assets; or (D) individuals who, as of the date of this Agreement, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, that for any individual becoming a director subsequent to such date whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then composing the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board. Notwithstanding the foregoing, neither the sale of shares of the Company’s common stock pursuant to registration statement on Form S-1 (or any similar successor form thereto) filed by the Company under the Securities Act of 1933, as amended, relating to an initial public offering of common stock of the Company, nor the addition to the Board of Directors of any or all new directors that may be expressly contemplated in such registration statement at the time that it is declared effective or at any time prior thereto, shall constitute, effect, or result in a Change of Control.

(f) In the event the Individual’s services are terminated by the Individual for any reason (other than, during the Employment Term, Good Reason), the Individual’s services shall terminate as of the date of notice from the Individual to the Company terminating his services and the Individual shall be entitled to receive all Salary or Consultant Compensation, as applicable, accrued, but unpaid, and unreimbursed expenses, through the date of termination.

(g) In the event that the Company files a voluntary petition in bankruptcy or seeks liquidation, reorganization or other relief with respect to its debts under any bankruptcy, insolvency or similar law, or consents to the filing of an involuntary petition with respect to any of the foregoing, or commences proceedings seeking to dissolve or liquidate, no compensation shall be paid to the Individual pursuant to this Agreement, except for accrued but unpaid Salary or Consultant Compensation, as applicable, accrued but unpaid bonuses, if any, and unreimbursed expenses as of the first date on which any of the foregoing events shall occur.

6. Confidentiality; Nonsolicitation; Noncompetition.

(a) As the Chief Executive Officer of NLC LLC since its inception, the Individual recognizes the time and expense incurred in connection with developing proprietary and confidential information in connection with the Company’s business and operations. The Individual agrees that he will not, whether during the Term or at any time period thereafter, divulge, communicate, or use to the detriment of the Group or any other person, firm or entity, confidential information or trade secrets relating to the Group, including, without limitation, business strategies, operating plans, acquisition strategies (including the identities of (and any other information concerning) possible acquisition candidates), pro forma financial information, market analysis, acquisition terms and conditions, personnel information, product information, know-how, customer lists and relationships, supplier lists, or other non-public proprietary and confidential information relating to the Group. The foregoing confidentiality agreement shall not apply if the communication (i) is required in the course of performing his duties hereunder, (ii) is made with the Board of Directors’ prior written consent, (iii) relates to information that is or becomes generally known by the public other than as a result of a breach of this Agreement by the Individual, or (iv) is required to be disclosed by law or judicial or administrative process; provided, that, in the case of clause (iv), the Individual provides the Company with prompt prior written notice of such requirement and the terms of and circumstances surrounding such requirement so that the Company may seek an appropriate protective order or other remedy, or waive compliance with the terms of this Agreement, and the Individual shall provide such cooperation with respect to obtaining a protective order or other remedy as the Company shall reasonably request. If a protective order or other remedy is not obtained, or if the Company is required to waive compliance with the provisions hereof, the Individual will furnish only that portion of such confidential information or trade secrets which, as it is advised in a written opinion by its counsel, it is legally required to furnish.

(b) During the Term and for the two-year period thereafter, the Individual shall not, directly or indirectly, for himself or on behalf of any other person, firm or entity, solicit, employ, engage or retain any person who at any time during the preceding 12-month period was an employee of, or consultant to, the Group or contact any supplier, customer, mortgage broker or employee of, or consultant to, the Group for the purpose of soliciting or diverting any such supplier, customer, mortgage broker, employee or consultant from the Group or otherwise interfering with the business relationship of the Group with any of the foregoing.

(c) During the Term and for the two-year period thereafter, the Individual shall not, directly or indirectly, engage in, or serve as a principal, partner, joint venturer, member, manager, trustee, agent, stockholder, director, officer or employee of, or lender, consultant or advisor to, or in any other capacity, or in any manner, own, control, manage, operate, finance, or otherwise participate, invest, or have any interest in, or be connected with, any person, firm or entity that engages, directly or indirectly, in any business conducted by the Company within the United Stated of America, but only to the extent that any such business is actively engaged in by the Company or such business is under active consideration by the Company’s Board of Directors pursuant to a written proposal or presentation, in either case as of the day on which the Term ends; provided, however, that the Individual shall be permitted to own as a passive investment up to 1% of the outstanding equity of any publicly-owned corporation, other than the Company (in which the Individual’s ownership is not restricted), which is engaged in any such business. For purposes of this Agreement, the business conducted by the Company includes the origination and sale of residential mortgage loans, but only to the extent that any such activity is actively engaged in by the Company or such activity is under active consideration by the Company’s Board of Directors pursuant to a written proposal or presentation, in either case as of the day on which the Term ends.

(d) Whether during or after the term of this Agreement, the Individual shall not disparage, defame or discredit any member of the Group or engage in any activity which would have the effect of disparaging, defaming or discrediting any member of the Group.

(e) The Individual acknowledges that his employment by the Company and agreements herein (including the agreements of this Section 6) are reasonable and necessary for the protection of the Company and are an essential inducement to the Merger. Accordingly, the Individual shall be bound by the provisions hereof (including the provisions of this Section 6) to the maximum extent permitted by law, it being the intent and spirit of the parties that the foregoing shall be fully enforceable. However, the parties further agree that, if any of the provisions hereof shall for any reason be held to be excessively broad as to duration, geographical scope, property or subject matter, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall herein pertain.

(f) Immediately upon termination of the Individual’s services to the Company, the Individual shall deliver to the Company all copies of data, information, know-how and knowledge of the Group including, without limitation, all confidential information, documents, correspondence, notebooks, reports, computer programs, names of full-time and part-time employees and consultants and mortgage brokers, and all other materials and copies thereof (including computer discs and other electronic media)

relating in any way to the business of the Group in any way obtained by the Individual during the period of his services to the Company. Immediately upon termination of the Individual’s services to the Company, the Individual shall deliver to the Company all tangible property belonging, leased or licensed to the Group in the possession of the Individual, including, without limitation, telephones, facsimile machines, computers, automobiles and credit cards.

(g) The Individual acknowledges that the services to be rendered under the provisions of this Agreement are of a unique nature and that it would be difficult or impossible to replace such services and that by reason thereof the Individual agrees and consents that if he materially violates the provisions of this Section 6, the Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued or specific performance to be required restricting the Individual from committing or continuing any such violation.

7. Withholdings.

(a) During the Employment Term, the Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation or otherwise authorized in writing by the Individual.

(b) During the Consulting Term, the Company will not be responsible for withholding any income taxes, paying any payroll taxes, providing other benefits (except as described in Section 4(a)) or fulfilling other employer-type obligations for or on behalf of the Individual. The Individual will be solely responsible for payment of his portion of any federal, state or local taxes as may be required as a result of payments made pursuant to this Agreement during the Consulting Term, and it shall be the Individual’s obligation to report as income all compensation pursuant to this Agreement paid during the Consulting Term. The Individual agrees to indemnify and hold harmless the Company and its parents, affiliates and subsidiaries as a result of any action by any government to collect such taxes, contributions or insurance from the Company.

8. Certain Representations and Warranties of the Individual. The Individual represents and warrants to the Company that the Individual is not under any contractual commitment prohibiting or limiting the Individual’s employment by or service to the Company or inconsistent with the Individual’s obligations set forth in this Agreement.

9. Notices. For the purpose of this Agreement, any notice or demand hereunder to or upon any party hereto required or permitted to be given or made shall be demand to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by facsimile or similar electronic means, provided, that a written copy thereof is sent on the same day by postage paid first-class mail, to such party at the following address:

In the case of the Individual, to him at:

Neal S. Henschel

2214 NW 60th Street

Boca Raton, FL 33496

Facsimile:             .             .

or at the last known address of the Individual contained in the records of the Company.

In the case of the Company, to it at:

First NLC Financial Services, Inc.

700 West Hillsboro Blvd.

Building One, Suite 204

Deerfield Beach, Florida 33441

Attention:         Board of Directors

Facsimile:         954.420.5470

with a copy to:

Morgan, Lewis & Bockius LLP

One Oxford Centre, Thirty-Second Floor

Pittsburgh, Pennsylvania 15219

Attention:         David A. Gerson, Esq.

Facsimile:         412.560.7001

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section.

10. Severability; Assignment.

(a) If any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such portion shall be deemed deleted as though it had never been included herein, but the remainder of this Agreement shall remain in full force and effect.

(b) This Agreement shall not be assignable by the Individual except pursuant to the laws of descent and distribution and then only for purposes of enforcing the Individual’s rights under Section 5 and shall be assignable by the Company only with the consent of the Individual; provided, however, that the Company may assign its rights and obligations under this Agreement, by its own action or by operation of law, and without consent of the Individual, in the event that the Company shall effect a sale of all or substantially all its assets or stock or a reorganization or consolidate, merge, or enter into any other transaction with any other entity, so long as the buyer or successor entity assumes all of the Company’s obligations hereunder by its own action or by operation of law.

11. Cooperation With Regard to Litigation, Trial By Jury.

(a) The Individual agrees to cooperate with the Company during the Term and thereafter (including following Individual’s termination of services for any reason) by making himself reasonably available to testify on behalf of the Company or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative and to assist the Company or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with its counsel and representatives. The Individual shall be fully reimbursed for any out-of-pocket expenses incurred by the Individual in the course of such cooperation.

(b) Each of the parties to this Agreement irrevocably and unconditionally waives the right to a trial by jury in any action, suit or proceeding arising out of, connected with or relating to this Agreement, the matters contemplated hereby, or the actions of the parties in the negotiation, administration, performance or enforcement of this Agreement.

12. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13. Successors: Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and permitted assigns. This Agreement shall also inure to the benefit of and be binding upon the Individual, his executors, administrators and heirs.

14. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Florida without regard to conflict or choice of law provisions that would compel the application of the substantive laws of another jurisdiction.

15. No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed to confer any right, interest or remedy for the benefit of any person other than as otherwise provided in this Agreement.

16. Entire Agreement. This Agreement supersedes all prior employment or other agreements, negotiations and understandings of any kind with respect to the subject matter hereof and contains the entire understanding between the parties hereto with respect to the subject matter hereof. Any representation, premise or condition, whether written or oral, not specifically incorporated herein, shall have no binding effect upon the parties.

17. Headings. The headings contained in this Agreement are included for convenience and reference purposed only and shall be given no effect in the construction or interpretation of this Agreement.

18. Amendments. No modification, termination or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the same is sought to be enforced.

19. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FIRST NLC FINANCIAL SERVICES, INC.

By:	/s/ Jeffrey M. Henschel

Name:	Jeffrey M. Henschel
Title:	President

By:	/s/ Neal S. Henschel

Neal S. Henschel

[Signature Page to Neal Henschel Services Agreement]